As filed with the Securities and Exchange Commission on March 18, 2014.

Registration No.

333-114014    333-141024

333-159139    333-188680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-114014

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-141024
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159139
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-188680

UNDER THE SECURITIES ACT OF 1933

CROSSTEX ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2235832 (I.R.S. Employer Identification No.)

2501 Cedar Springs Rd. Dallas, Texas (Address of Principal Executive Offices)	75201 (Zip Code)

Crosstex Energy, Inc. Long-Term Incentive Plan

Crosstex Energy, Inc. 2009 Long-Term Incentive Plan

Joe A. Davis
Crosstex Energy, Inc.

2501 Cedar Springs Rd.

Dallas, Texas 75201
(Name and address of agent for service)

(214) 953-9500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE: DEREGISTRATION OF SHARES

These post-effective amendments (the “Post-Effective Amendments”) are being filed to deregister unsold shares of common stock, par value $0.01 per share (the “Shares”) of Crosstex Energy, Inc. (the “Registrant”) under the Registration Statements on Form S-8 filed by the Registrant (Registration Nos. 333-114014, 333-141024, 333-159139 and 333-188680) (the “Registration Statements”) with the U.S. Securities and Exchange Commission pertaining to the registration of the Shares offered under the Crosstex Energy, Inc. Long-Term Incentive Plan and the Crosstex Energy, Inc. 2009 Long-Term Incentive Plan.

On March 7, 2014, pursuant to that certain Agreement and Plan of Merger, dated as of October 21, 2013, by and among the Registrant, Devon Energy Corporation (“Devon”), Devon Gas Services, L.P., Acacia Natural Gas Corp I, Inc., EnLink Midstream, LLC (formerly known as New Public Rangers, L.L.C.) (“EnLink Midstream”), Rangers Merger Sub, Inc., a wholly-owned subsidiary EnLink Midstream (“Rangers Merger Sub”), and Boomer Merger Sub, Inc., Rangers Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of EnLink Midstream (the “Merger”).

As a result of the Merger, all offerings of the Registrant’s Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements, have been terminated.  Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to the Registration Statements solely to deregister any and all securities previously registered under the Registration Statements that remain unsold.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 18, 2014.

CROSSTEX ENERGY, INC.

By:	/s/ Michael J. Garberding
Michael J. Garberding
Executive Vice President and
Chief Financial Officer

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